STOCK APPRECIATION RIGHTS AGREEMENT


          This Stock Appreciation Rights Agreement (the "Agreement") dated as of July 24, 1996, is made by and between ARC Capital, a California corporation (the "Company"), and Ventek, Inc. ("Holder").

                                                 RECITALS

         A. On July 24, 1996 (the "Date of Grant"), the Board of Directors of the Company granted Holder stock appreciation rights to Class A Common Stock of the Company (the "Stock"), as set forth below, in consideration for the product knowledge and expertise of the four current shareholders of Holder, who will become employees of the Company and are signing employment agreements with the Company, as a consideration to the asset purchase agreement dated as of July 24, 1996 entered into by and among the Holder, its shareholders (the "Shareholders") and the Company (the "Asset Purchase Agreement").

         B. The Company and Holder wish to enter into this Agreement to set forth the terms and conditions of the stock appreciation rights granted to Holder by the Company.

                                                 AGREEMENT

         NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and Holder hereby agree as follows:

         1. Grant of Stock Appreciation Rights. The Company hereby grants to Holder the following rights on up to 1,800,000 shares of Stock with an initial value of $2.25 per share (the "SARs").

         2. Payable in Cash or Stock. The SARs entitle Holder to receive an amount payable equal to the Fair Market Value at the Expiration Date of 1,800,000 shares of Stock minus $1,125,000. The amount, if any, payable hereunder shall be paid, at the sole discretion of the Company, in cash or in Stock at its Fair Market Value at the Expiration Date to the Holder at its address set forth herein on or before the Payment Date; provided, however, that if at the Expiration Date the Stock is not traded on the Nasdaq Small Cap, NYSE, NMS, Nasdaq National Market, American Stock Exchange or similar stock exchange, then Holder shall have the right, in its sole discretion, to choose to receive payment under the SARs in cash, if such decision is approved by a majority of the holders of the outstanding obligations due under the SARs. Example calculations of the amounts owed under this Section 2 are set forth in Exhibit A attached hereto. If the amount

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payable  hereunder  is paid in Stock,  Holder  shall be  entitled  to  piggyback registration  rights with  respect to such Stock as set forth in and pursuant to
Section 5.4(c) of the Asset Purchase Agreement.

         "Expiration Date" shall be July 23, 1999.

         "Fair Market Value" shall mean the closing market price of the Stock on the Expiration Date or if such date is not a business day, then on the last business day immediately prior to the Expiration Date.

         "Payment Date" shall mean five business days after the Expiration Date of the SARs.

         3. Maximum of 1,800,000 Shares. The SARs are being issued in conjunction with the issuance of a $1,125,000 note of even date herewith (the "$1,125,000 Note"). Notwithstanding anything to the contrary contained herein or in the $1,125,000 Note, under no circumstances shall the Company be required to issue more than an aggregate of 1,800,000 shares of Stock under both agreements.

         4. Right of Offset. The maximum of 1,800,000 shares that may be issued under the SARs and the $1,125,000 Note, and/or the payment in cash under both agreements, is further subject to reduction by operation of Section 7.2 of the Asset Purchase Agreement which provides for a right of offset.

         5. Forfeiture and Acceleration of SARs. In the event the Holder breaches a representation or warranty subject to Section 7.2 of the Asset Purchase Agreement, that number of SARs shall be forfeited as provided under
Section 7.2 of the Asset Purchase Agreement; however, in the event Holder breaches the Asset Purchase Agreement and the Asset Purchase Agreement is terminated by reason thereof, all SARs will be forfeited and the Company shall have no further liability or obligation to make any payment hereunder with respect to the SARs.

         6. Nontransferability of Stock Appreciation Rights. The SARs granted to Holder pursuant to this Agreement may be transferred and assigned only to the Shareholders.

         7. Adjustments Upon the Occurrence of Certain Events. The number of shares of Stock relating to the SARs, and the price per share at which the SARs were granted, shall be appropriately adjusted for any increase or decrease in the number of shares of Stock issued by the Company as a result of any stock split, stock dividend, combination of shares, exchange for other securities, reclassification, recapitalization or other change in the capital structure of the Company which would effect a dilution of Holder's rights

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hereunder.  Any such adjustment by the Company shall be
effective and binding for purposes of this Agreement.

         8. Notices. Any notice hereunder by Holder shall be given to the Company in writing and such notice shall be deemed duly given or made if mailed or delivered to the Company at ARC Capital, Attn: President, 2067 Commerce Drive, Medford, OR 97504, or at such other address as the Company may designate by written notice to Holder.

         Any notice hereunder by the Company shall be given to Holder in writing and such notice shall be deemed duly given or made if mailed or delivered to Holder at Ventek, Inc., Attn: President, 4217 W. 5th Avenue, Eugene, OR 97403.

         9. Waiver. The waiver by the Company of any provision of this Agreement shall not operate as or be construed to be a waiver of the same provision or any other provision hereof at any subsequent time or for any other purpose.

         10. Interpretation and Construction. The section headings contained herein are for ease of reference only and shall not be deemed part of, or germane to the interpretation or construction of this Agreement.

         11. Applicable Law. This Agreement shall be construed and interpreted in accordance with and governed by the laws of the State of California.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the date first above written.

VENTEK, INC.                                      ARC CAPITAL


By:______________________                     By:________________________
   Rodger A. Van Voorhis,                        Alan R. Steel,
   Vice President - Operations                   Vice President and Chief
                                                 Financial Officer


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